Exhibit 99.2

News from Xerox

Public Relations Office:	FOR IMMEDIATE RELEASE

800 Long Ridge Road
Stamford, CT 06904
203-968-4644

XEROX INITIATES $500 MILLION SHARE REPURCHASE PROGRAM

STAMFORD, Conn., Oct. 21, 2005 – Xerox Corporation (NYSE: XRX) announced today that its board of directors has authorized the repurchase of up to $500 million of the company’s common stock.

“Xerox’s strong financial and operating performance provides the opportunity to repurchase shares of our stock while continuing to make strategic investments in growing the business,” said Lawrence A. Zimmerman, Xerox senior vice president and chief financial officer. “This action represents a major milestone in Xerox’s well executed strategy to deliver increased returns to our shareholders.”

In its earnings report released today, Xerox said it closed the third quarter with a cash and short-term investments balance of $1.6 billion. Debt was down $3.3 billion year over year. Through the third quarter of this year, the company has generated close to $800 million in operating cash flow.

Xerox expects to repurchase stock over the next 12 months primarily through open-market purchases. Repurchases will be made in compliance with the Securities and Exchange Commission’s Rule 10b-18, and are subject to market conditions as well as applicable legal and other considerations.

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Media Contacts:

Christa Carone, Xerox Corporation, 203-986-4644, christa.carone@xerox.com

Michael Goodwin, Xerox Corporation, 203-968-4663, michael.goodwin@xerox.com

NOTE TO EDITORS: This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act. These statements reflect management’s current beliefs and expectations, and are subject to risks, uncertainties and assumptions. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those described in such statements. Information concerning certain factors that could cause actual results to differ materially is included in the company’s second-quarter 2005 Form 10- Q filed with the SEC. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.